                                                                      EXHIBIT 12

Ratio of Earnings to Fixed Charges:

                                       Three Months Ended   Nine Months Ended
                                       -------------------  ------------------
                                         September 30,        September 30,
                                         1998      1999       1998      1999
                                       --------- ---------  --------  --------
                                                  (in thousands)
Income (loss) before provision for
 income taxes and cumulative
 effect of change in accounting
 principle...........................  $   (720) $  (6,256) $(11,812) $(22,922)
  Add fixed charges:
    Interest costs including
     amortization of debt issuance
     cost............................     3,351      3,962     7,358    11,058
                                       --------  ---------  --------  --------
Earnings (loss)......................  $  2,631  $  (2,294) $ (4,454) $(11,864)
                                       ========  =========  ========  ========
Fixed Charges
  Interest expense including
   amortization of debt..............  $  3,351  $   3,962  $  7,358  $ 11,058
  Capitalized interest...............     1,291        258     4,783     1,858
                                       --------  ---------  --------  --------
Total Fixed Charges..................  $  4,642  $   4,220  $ 12,141  $ 12,916
                                       ========  =========  ========  ========
Ratio of Earnings to Fixed Charges...       .57        --        --        --
Deficiency of Earnings to Cover Fixed
 Charges.............................  $  2,011  $   6,514  $ 16,595  $ 24,780